EXHIBIT 23.3

AWARENESS NOTICE OF KPMG LLP

Petroleum Development Corporation

Bridgeport, West Virginia

RE: Form S-8 related to the registration of shares for the 2004 Long-Term Equity Compensation Plan

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 2, 2004 and July 30, 2004 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

KPMG LLP

Pittsburgh, Pennsylvania